Exhibit 99.1

Moto Guzzi Issues $6 Million Convertible Preferred Stock Underwritten by FINECO SIM SPA

NEW  YORK--(BUSINESS  WIRE)--February  29, 2000--Moto Guzzi Corporation (OTC BB:
GUZI - news; "MOTO GUZZI") today announced that it had raised $6 million of fresh funds through the issue of a convertible preferred stock due 12/28/01, which was underwritten by the Italian institution FINECO SIM SPA, on behalf of its institutional clients. The newly issued shares, which carry a 7% coupon, are convertible into common stock of the company at $5 per share. The transaction was facilitated by Moto Guzzi's controlling shareholder Trident Rowan Group, Inc., (OTC BB: TRGI - news; "TRG").

This financing complements the additional equity provided by TRG to Moto Guzzi last month.

Mark Hauser, Moto Guzzi's executive chairman, commented, "We are enthusiastic about today's equity financing. This cash infusion enables Moto Guzzi to increase production and meet current order levels."

Emanuel Arbib, Trident Rowan Group's co-chief executive officer, stated, "After January's infusion of capital to Moto Guzzi by TRG and the appointment of Banca IMI to explore strategic alternatives in connection with TRG's stake in Moto
Guzzi, today's investment reinforces our strategy to assist Moto Guzzi in maximizing value for all shareholders."

Moto Guzzi is one of the oldest, most storied motorcycle manufacturers in the world. Headquartered in Mandello del Lario, Italy, the company produces several models of heavyweight and high-performance motorcycles. With unit sales of about 5,700 in 1998, Moto Guzzi sells its products through a network of over 750 wholly and partially owned importers and independent dealers worldwide. In addition to motorcycles for the general consumer, Moto Guzzi also manufactures models targeted at government agencies, national and local police forces and highway patrols.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, increased investment to support product introductions, market acceptance of products, product transitions by the company and its competitors, currency fluctuations, changes in product sales mix, and other risks described in the company's registration statement and other Securities and Exchange Commission filings.


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